Exhibit (e)(2)

NON-DISCLOSURE AGREEMENT

THIS NON-DISCLOSURE AGREEMENT (this “Agreement”) is made as of February 27, 2024 (the “Effective Date”) by and between Overseas Shipholding Group, Inc. (together with its direct and indirect subsidiaries, the “Company”) and Saltchuk Resources, Inc. (“Recipient”). For the purposes of this Agreement, each of Recipient and the Company are sometimes referred to as a “Party” and together, the “Parties”.

BACKGROUND

The Parties are prepared to engage in discussions with respect to a potential transaction involving the Company and Recipient or an Affiliate thereof (the “Transaction”), and during the course of such discussions the Company may disclose and make available to Recipient certain information.

NOW, THEREFORE, in consideration of the foregoing, and as a condition to the exchange of Confidential Information, the Parties agree as follows:

1. Definitions.

(a) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Confidential Information” means all information, data, documents, agreements, files, and other materials (in any form or medium of communication, including whether disclosed orally or disclosed or stored in written, electronic, or other form or media) that is obtained from or disclosed by or on behalf of the Company or its Representatives, and obtained on or after the Effective Date, relating directly or indirectly to the Company or its businesses, affairs, assets, properties, or prospects, including, without limitation, all notes, analyses, compilations, reports, forecasts, data, studies, samples, interpretations, summaries, and other documents and materials (in any form or medium of communication, whether oral, written, electronic, or other form or media) prepared by or for Recipient to the extent that they contain or otherwise reflect or are derived from or based on such information, data, documents, agreements, files, or other materials. The term “Confidential Information” does not include information that: (i) at the time of disclosure is or thereafter becomes available to and known by the public (other than as a result of its disclosure directly or indirectly by Recipient or any of its Representatives in violation of this Agreement); (ii) was available to Recipient on a non-confidential basis from a source other than the Company or its Representatives, provided that, to Recipient’s knowledge after due inquiry, such source is not and was not bound by a confidentiality agreement with respect to such information or otherwise prohibited from transmitting such information by a contractual, legal, or fiduciary obligation; (iii) was or is already in the possession of Recipient or any of its Representatives prior to the time of disclosure by the Company, as shown by Recipient’s or such Representatives’ files and records and such information was not obtained, to Recipient’s knowledge after due inquiry, in violation of any obligation of confidentiality with respect to such information; or (iv) is independently developed by Recipient without reference to the Confidential Information and without violating any of its obligations under this Agreement, as shown by Recipient’s or such Representatives’ files and records.

(c) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, governmental entity, or other entity.

(d) “Representatives” means, as to any Person, (a) such Person’s Affiliates and its and their directors, officers, employees, managing members, general partners, agents and consultants (including attorneys, financial advisors, and accountants) or (b) any actual or potential sources of debt or equity financing of such Person approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed).

Other terms not specifically defined in this Section 1 shall have the meanings given to them elsewhere in this Agreement.

2. Non-Disclosure of Confidential Information.

(a) Recipient shall (i) use the Confidential Information furnished to or prepared by it solely for the purpose of evaluating, negotiating, financing, documenting and/or effectuating the Transaction and for no competitive or other purpose; (ii) not disclose the Confidential Information furnished to or prepared by it to any third party, except for disclosures to its Representatives, who in each case, in Recipient’s reasonable judgment, have a bona fide need to know such information for the purpose of evaluating, negotiating, financing, documenting and/or effectuating the Transaction; (iii) inform its Representatives of the confidential nature of the Confidential Information furnished to or prepared by it and direct its Representatives to treat such Confidential Information confidentially and subject to the same obligations as are applicable to Recipient in respect of such Confidential Information, provided, however, that the requirement in this subclause (iii) regarding informing the Representatives shall not apply to Recipient’s attorneys; (iv) take such additional commercially reasonable precautions to prevent the disclosure of the Confidential Information furnished to or prepared by its Representatives to any third party or its use by its Representatives for any purpose other than evaluating, negotiating, financing, documenting and/or effectuating the Transaction; and (v) be responsible for any breach of this Agreement by its Representatives unless any such Representative enters into a non-disclosure agreement with the Company.

(b) In the event that Recipient or any of its Representatives is requested (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information furnished to or prepared by it, Recipient shall provide the Company, to the extent permitted by applicable law, rule or regulation, with prompt notice of such request so that the Company, at the Company’s expense, may seek an appropriate protective order, and Recipient shall provide all commercially reasonable assistance to the Company in its reasonable efforts to do so (at the expense of the Company). Recipient and its Representatives may disclose without liability under this Agreement only that portion of the Confidential Information that it is advised by counsel is legally required to be disclosed; provided that, to the extent permitted by applicable law, rule or regulation, Recipient gives the Company written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is reasonably practicable and, upon the Company’s request and at the Company’s expense, uses reasonable efforts to cooperate with the Company to obtain assurances that confidential treatment will be accorded to such Confidential Information, provided, however, that disclosure of Confidential Information may be made in the course of inspections, examinations or inquiries by federal or state governmental authorities or other regulatory agencies and self-regulatory organizations with regulatory authority over Recipient or the Representative(s) that have requested or required the inspection of records that contain such Confidential Information without notice to the Company.

(c) Recipient acknowledges that the Confidential Information of the Company is and remains the property of the Company. In no event shall Recipient be deemed, by virtue of this Agreement, to have acquired any right or interest of any kind or nature whatsoever, in or to, the Confidential Information of the Company. Each of the Parties acknowledges that certain of the Confidential Information of the Company may be information to which attorney-client privilege and/or work product privilege attaches and agrees that access to such Confidential Information is being provided solely for the purposes set out in this Agreement and that such access is not intended, and shall not constitute, a waiver of any privilege or any right to assert or claim privilege. The Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention, and mutual understanding that the sharing of such material or other information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine, or other applicable privilege or doctrine as a result of disclosing any Confidential Information (including Confidential Information related to pending or threatened litigation) to Recipient or any of its Representatives. To the extent that there is any waiver of privilege, it is intended to be a limited waiver in respect of Recipient solely for the purpose, and on the terms and conditions, set out in this Agreement.

(d) The Parties acknowledge that it may be necessary for the Parties to enter into a customary Clean Team Agreement in connection with the sharing of Confidential Information that is competitively sensitive.

3. Non-Disclosure of Negotiations or Agreements. Recipient shall not disclose to any Person, except for its Representatives, the status or terms of any discussions, negotiations or agreements concerning the Transaction, including without limitation this Agreement and any offer, letter of intent, proposal, price, value or valuation, or any similar terms, agreements or understandings between the Company and Recipient with respect thereto, without obtaining the prior written consent of the Company, all such information being deemed Confidential Information. Notwithstanding the foregoing, (a) Recipient or its Representatives may publicly disclose information regarding the Transaction to the extent such Person is advised by its counsel that such disclosure must be made in order to comply with applicable laws, the rules of a regulatory agency or self-regulatory organization (including a stock exchange) or a subpoena, civil investigative demand, regulatory demand or similar process by which such party is bound; and (b) subject to the terms of this Agreement, including Section 5, Recipient may disclose the status or terms of discussions, negotiations or agreements concerning the Transaction in order to comply with Recipient’s obligations under Section 13(d) of the Exchange Act and the rules and regulations thereunder. In the event of a disclosure in accordance with clause (a) of the preceding sentence, Recipient shall comply with the provisions of Section 2(b), use reasonable efforts to minimize the disclosure of information regarding the Transaction, and give the Company reasonable advance notice, to the extent permitted by applicable law, rule or regulation, of such planned disclosure, with a copy of the proposed text of the disclosure.

4. Return or Destruction of Confidential Information. Recipient agrees that, if it determines not to pursue the Transaction, it will promptly notify the Company of such determination. At the time of such notice or, at any earlier time and upon the written request of the Company, Recipient shall promptly (a) return or destroy such Confidential Information and shall not retain any copies or other reproductions or extracts thereof, and (b) destroy or have destroyed all memoranda, notes, reports, analyses, compilations, studies, interpretations, or other documents containing or reflecting any such Confidential Information, and all copies and other reproductions and extracts thereof. Upon written request by the Company, Recipient shall promptly provide written confirmation to the Company confirming that the foregoing materials have, in fact, been destroyed or returned, and which shall be signed by an authorized signatory of Recipient. Notwithstanding the foregoing, (x) the obligation to return or destroy Confidential Information shall not cover Confidential Information maintained on routine computer system backup tapes, disks or other backup storage devices or is maintained (whether in physical or electronic form) in accordance with applicable law or Recipient’s document retention policies or that is otherwise not capable of deletion or destruction, and (y) Recipient’s Representatives may retain copies of the Confidential Information to the extent necessary to comply with policies and procedures implemented by such Representatives which are necessary to comply with law, regulation or professional standards. All Confidential Information that is retained in accordance with the immediately foregoing sentence shall remain subject to this Agreement for as long as such Confidential Information is so retained. Notwithstanding the return or destruction of the Confidential Information, Recipient and its Representatives shall continue to be bound by the confidentiality and other obligations in accordance with the terms of this Agreement.

5. Standstill Agreement.

5.1 Unless approved in advance by the Board of Directors of the Company in writing, the Recipient agrees that neither it nor any of its Affiliates will, for a period of twelve (12) months after the date hereof (such period, the “Standstill Period”):

(a) (1) effect, offer, or propose to effect or offer (i) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (ii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (iii) any “solicitation” of “proxies” or shareholder “consents” (as such terms are defined or used in Regulation 14A under the Securities Exchange Act of 1934 (as amended and restated, the “Exchange Act”)) with respect to any shares or other securities of the Company or become a “participant” in any “election contest” or other proxy contest (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company; (2) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the Company or the acquisition or voting of any of the Company’s voting shares (other than a group consisting solely of Recipient and its Affiliates); (3) initiate, or propose any shareholder proposals for submission to a vote or written consent of the Company’s shareholders or propose any Person for election to or seek representation on the Company’s Board of Directors; (4) otherwise act, alone or in concert with others, to seek to control the management, Board of Directors or policies of the Company; (5) take any action which might force the Company to make a public announcement regarding the matters set forth in clauses (a)(1) through (4) above or in Section 5.1(b); or (6) enter into any discussions, arrangements or agreements with any third party, other than its financial, legal or other advisors, with respect to any of the foregoing or the matters set forth in Section 5.1(b); or

(b) acquire (or propose or agree to acquire) ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) or control of, by purchase or otherwise, any loans, debt securities or equity securities of the Company or any of its subsidiaries, or rights or options to acquire interests in any of the Company’s loans, debt securities, equity securities, or assets, except to the extent resulting exclusively from actions taken by the Company; or

(c) publicly make or announce, or otherwise publicly disclose an intent to propose, any demand, request or proposal to amend, waive or terminate any provision of this Agreement, including requesting a waiver or modification of this Section 5.1.

5.2 Notwithstanding anything to the contrary in Section 5.1, Recipient may submit to the Company one or more offers, proposals or indications of interest related to a Transaction between Recipient or its Affiliates and the Company; provided that each submission is made solely to the Company’s Board of Directors or senior management team on a confidential basis and in a manner that would not reasonably be expected to require the Company to make public disclosure of such offer, proposal or indication of interest as reasonably determined by the Company.

5.3 Notwithstanding the foregoing provisions of Section 5.1, the Standstill Period shall expire immediately if (1) the Company enters into a definitive agreement with any Person(s) other than Recipient or its Affiliates or any group containing Recipient or its Affiliates (a “Third Party”), which definitive agreement provides for (a) a tender or exchange offer to acquire directly or indirectly common stock under circumstances such that, immediately after such acquisition, such Third Party would beneficially own more than a majority of the voting power of the outstanding equity securities of the Company or (b) a merger, consolidation or other business combination that would result in the Company’s stockholders immediately prior to the consummation of such transaction owning less than a majority of the voting power of the outstanding equity securities of the resulting entity (and in the ultimate parent company of such resulting company) immediately following consummation of such transaction; or (2) a tender or exchange offer is made for the common stock of the Company which, if consummated, would result in a Third Party beneficially owning more than a majority of the voting power of the outstanding equity securities of the Company and the Board of Directors of the Company either accepts such offer or fails to recommend that its shareholders reject such offer within ten business days from the date of commencement of such offer.

6. Non-Solicitation. In consideration of the Confidential Information being furnished, Recipient agrees that, for a period of twelve (12) months from the date hereof, neither the Recipient nor any of its Affiliates will, directly or indirectly, solicit for employment, or hire, any of the current officers or employees of the Company or any of its subsidiaries, without obtaining the prior written consent of the Company; provided, that, notwithstanding the foregoing, nothing herein shall restrict or preclude Recipient’s or its Affiliates’ right to solicit for employment, or hire any such person (a) who contacts Recipient or its Affiliate as a result of generalized searches for employees by use of advertisements in any medium, (b) who is referred to Recipient or its Affiliate through any recruiting firm that does not specifically target or is not directed to specifically target the Company’s or any of its subsidiary’s employees or (c) who ceases to be employed by the Company or any of its subsidiaries at least six (6) months prior to such solicitation for employment or hiring.

7. No Contact. Neither the Recipient nor any of its Affiliates will, directly or indirectly, initiate contact or discussions with any Persons known by Recipient or any of its Affiliates to be an employee, customer or supplier of the Company or any of its subsidiaries in any way regarding the Company or the Transaction without obtaining the prior written consent of the Company, except that Recipient and its Affiliates shall not be prohibited from any contacts made in the ordinary course of business and which do not in any way reference the Transaction; provided, however, that the foregoing will not prohibit Recipient or any of its Affiliates from conducting general market research on a “no names” basis; provided, that Recipient and its Affiliates do not reveal the Confidential Information, the fact that Recipient received the Confidential Information, the fact that Recipient is considering the Transaction (other than as publicly disclosed in connection with Recipient’s obligations under Section 13(d) of the Exchange Act and the rules and regulations thereunder), or any terms or conditions with respect to the Transaction that have not been publicly disclosed.

8. Securities Law Compliance. Recipient hereby acknowledges that it is aware that the United States securities laws prohibit any Person who is in possession of material, non-public information concerning an issuer with respect to matters that are of the nature of those covered by this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person may purchase or sell such securities. Recipient agrees that it and its Affiliates will not, and Recipient will instruct its Representatives not to, trade in the Company’s securities while in possession of material nonpublic information or at all until the Recipient, such Affiliates and such Representatives can do so in compliance with all applicable laws and without breach of this Agreement.

9. No Representations or Warranties. Nothing in this Agreement shall be deemed to be a representation or warranty by the Company or its Representatives about any Confidential Information. Recipient acknowledges and agrees that neither the Company nor any of its Representatives has made any representation or warranty, express or implied, as to the accuracy and completeness of any Confidential Information provided by it or its Representatives. Any such representations and warranties shall only be made in a definitive agreement that is duly executed and delivered by the Parties (or their Affiliates) relating to a Transaction.

10. No Agreement. Except as may be set forth in a definitive agreement for a Transaction, the Company has the absolute right to determine what information, properties and personnel it wishes to make available to Recipient and its Representatives. Unless a definitive agreement regarding a Transaction has been executed and delivered by the Parties, neither Party, nor any of their stockholders, Affiliates or Representatives, shall be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this Agreement except as expressly set forth in this Agreement. The Parties further acknowledge and agree that each Party reserves the right, in its sole discretion, to reject any and all proposals made by the other Party or any of its Representatives with regard to a Transaction, and to suspend or terminate discussions and negotiations with the other Party at any time.

11. Negotiated Agreement. The Parties each acknowledge that this Agreement was negotiated by sophisticated parties at arms’ length and this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

12. Remedies. It is understood and agreed that money damages will not be a sufficient remedy for any breach of this Agreement by Recipient or its Representatives and that the Company shall be entitled to equitable relief, including specific performance and injunction, as a remedy for any such breach or threatened breach. Recipient agrees to waive, and to use its commercially reasonable efforts to cause its directors, officers, employees or agents to waive, any requirement for the securing or posting of any bond or other security in connection with such remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by Recipient or its Representatives, but shall be in addition to all other remedies available at law or in equity to the Company including remedies pursuant to applicable laws relating to trade secrets.

13. Governing Law; Jurisdiction; Venue. This Agreement is for the benefit of each of the Parties and is governed by the laws of the State of Delaware without regard to any conflict of laws principles thereof. Any action brought in connection with this Agreement shall be brought in the Delaware Court of Chancery located in County of Wilmington in the State of Delaware, and the Parties hereby irrevocably consent to the jurisdiction of such courts and waive any objections as to venue or inconvenient forum. EACH OF THE PARTIES HERETO IRREVOCABLY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

14. Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party. This Agreement shall be binding on the successors and permitted assigns of each Party.

15. Entire Agreement; No Waiver. This Agreement sets forth the entire agreement between the Parties as to the subject matter hereof and supersedes all prior written and oral agreements between the Parties regarding such subject matter. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise preclude any other or further exercise, or the exercise of any other right, power or privilege under this Agreement.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same Agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

17. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, such provision will be deemed limited by construction in scope and effect to the minimum extent necessary to render it valid and enforceable and, in the event no such limiting construction is possible, the invalid or unenforceable provision will be deemed severed from this Agreement without affecting the validity of any other term or provision.

18. Modifications. No provision of this Agreement may be waived, amended or otherwise modified except by a writing signed by the Parties.

19. Term. Except as otherwise provided herein, the obligations of the Parties under this Agreement shall terminate 18 months from the date hereof (the “Termination Date”); provided that the provisions of Sections 8 through 20, shall survive the Termination Date.

20. Notices. All notices hereunder shall be deemed given if in writing and delivered by facsimile, courier, electronic mail or by registered or certified mail (return receipt requested) to the Parties and their respective addresses, email addresses and facsimile numbers (or at such other addresses, email addresses or facsimile numbers as shall be specified by like notice) set forth on the signature page(s) to this Agreement. Any notice given by delivery, mail (including electronic mail) or courier shall be effective when received. Any notice given by facsimile shall be effective upon oral or machine confirmation of transmission.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Overseas Shipholding Group, Inc., on its behalf and on behalf of its direct and indirect subsidiaries

By:	/s/ Susan Allan
Name:	Susan Allan
Title:	VP, General Counsel and Corporate Secretary

Address for Notices:

302 Knights Run Avenue
Suite 1200
Tampa, Florida 33602

Saltchuk Resources, Inc., on its behalf and on behalf of its affiliates and any successor thereto

By:	/s/ David Stewart
Name:	David Stewart
Title:	SVP, General Counsel

Address for Notices:

450 Alaskan Way South, Ste 708
Seattle, WA 98104
Attention:	General Counsel